Exhibit 99.1

Grove Announces First Quarter 2025 Financial Results

SAN FRANCISCO, CA — May 14, 2025 — Grove Collaborative Holdings, Inc. (NYSE: GROV) (“Grove” or “the Company”), the world’s first plastic neutral retailer, a leading sustainable consumer products company, certified B Corporation, and Public Benefit Corporation, today reported financial results for its fiscal first quarter ended March 31, 2025.
Key Financial Highlights:
●Total Revenue was $43.5 million, down 18.7% year over year; Q1 2025 includes a $2 - $3 million negative impact from the eCommerce platform migration
●Net Loss of $3.5 million, compared to Net Loss of $3.4 million in same period last year
●Adjusted EBITDA of $(1.6) million, compared to $1.9 million in same period last year
●Asset-Based-Loan Facility amended to increase availability and extend maturity to April 2028
“We are not satisfied with our first quarter performance and recognize that our turnaround is taking longer than anticipated. That said, we continue to make steady progress and remain committed to executing our strategy to become the leading destination for natural and sustainable products," said Jeff Yurcisin, Chief Executive Officer of Grove Collaborative. "Since joining Grove, my priority has been to first build a unique and differentiated customer experience — one that we believe is essential to unlocking long-term shareholder value through sustainable, profitable revenue growth.
“We’re seeing evidence that consumers are increasingly gravitating toward brands that align with their values — a trend that we expect will strengthen as more customers become aware of both the environmental and human impact of consumption. While revenue declined year-over-year in the first quarter, internally we are seeing meaningful progress across the business, including stronger first order conversion rates and order economics. These gains will not show up in our financials immediately, but they reflect early traction from the foundational work we’ve put in. As we continue to optimize the platform, improve advertising efficiency, and expand our product assortment, we believe these improvements will drive momentum in the back half of the year and set the stage for long-term, mission-aligned growth.”
First Quarter 2025 Financial Results
(All comparisons are versus the quarter ended March 31, 2024 except where otherwise noted)
Revenue was $43.5 million, down 18.7% compared to $53.5 million. The decline was primarily driven by lower repeat order volume, reflecting lower advertising spend throughout 2024. Revenue was further impacted by temporary disruptions related to the Company’s eCommerce platform migration to third-party providers. The Company estimates that the migration negatively impacted first quarter revenue by approximately $2.0 to $3.0 million, based on a comparison of pre- and post-launch order volume and net revenue per order. These declines in repeat orders were partially offset by improved advertising efficiencies and stronger new customer order economics, which enabled increased advertising spend during the quarter, despite the platform-related challenges.
Gross Margin was 53.0%, down 260bps compared to 55.5%. The decline was primarily due to the elimination of certain customer fees during the third quarter of 2024 and a reduced benefit from the sell-through of previously reserved inventory.
Operating Expenses were $26.6 million, down 12.2% compared to $30.3 million. The reduction was primarily driven by lower stock-based compensation, depreciation and amortization, and fulfillment costs, partially offset by an increase in advertising spend. The first quarter of 2024 also included a one-time $2.9 million gain from restructuring, primarily related to the amendment of the Company’s headquarters lease, which did not repeat this year.
Net Loss was $3.5 million, or (8.1%) Net Loss margin, compared to a net loss of $3.4 million, or (6.3%) Net Loss margin.
Adjusted EBITDA was negative $1.6 million, or (3.7%) margin, compared to positive $1.9 million, or 3.5%, margin.
Operating Cash Flow was negative $6.9 million for the quarter driven primarily by an increase in working capital related to assets acquired in the recent acquisitions, as well as negative Net Income, net of non-cash expenses.
Cash, Cash Equivalents, and Restricted Cash totaled $13.5 million as of March 31, 2025, down from $24.3 million as of December 31, 2024. This decrease reflects negative operating cash flow and the asset acquisitions of Grab Green and 8Greens.
In April, Grove finalized an amendment to its Asset-Based Loan Facility. The amendment extends the facility’s maturity to April 2028, increasing availability by removing the minimum liquidity covenant, and revises the interest rate and other key terms. Full details can be found in the Current Report on Form 8-K that the Company filed with the Securities and Exchange Commission on May 9, 2025.
First Quarter 2025 Key Metrics:

	Three months ended March 31,

(in thousands, except DTC Net Revenue Per Order)	2024	2025
Financial and Operating Data
DTC Total Orders	773	622
DTC Active Customers	807	678
DTC Net Revenue Per Order	$66.27	$66.49
Direct to Consumer (DTC) Total Orders were 622,000, down 20.0% year-over-year. The decline was primarily driven by lower advertising spend relative to prior years resulting in a smaller active customer base, as well as temporary disruptions from the eCommerce platform migration during the quarter.
DTC Active Customers – defined as the number of customers that have placed an order in the trailing twelve months ended March 31, 2025 – totaled 678,000 as of March 31, 2025, a decrease of 16.0% year-over-year. The decline was primarily driven by lower advertising spend throughout 2024 compared to prior years.
DTC Net Revenue Per Order was $66.49, an increase of 0.3% year-over-year. The increase was driven by a shift in order mix to include higher priced items as a result of our expanded third-party assortment, partially offset by the elimination of certain customer fees.
Plastic Intensity1 – measured as pounds of plastic per $100 in net revenue across all sales — was 0.99 pounds in the first quarter of 2025, improving from 1.08 pounds the first quarter of 2024.
Financial Outlook:
The Company is revising its full year 2025 guidance to reflect the following:
Revenue
●First quarter revenue is still expected to be the lowest revenue quarter in 2025 and going forward.
●Revenue is expected to improve through the second and third quarters, leading to slight year-over-year growth in the fourth quarter.
●Full-year 2025 revenue is now expected to decline approximately mid-single-digit to low double digit percentage points year-over-year.
Adjusted EBITDA
●Full-year 2025 Adjusted EBITDA is expected to be negative low single digit millions to positive low single digit millions.
The Revenue and Adjusted EBITDA outlook includes the first quarter impact of the eCommerce platform migration as well as the projected ongoing effect throughout the remainder of the year from reduced order volume tied to customer attrition during the transition. The Adjusted EBITDA outlook also incorporates the known tariff-related impact, inclusive of mitigation strategies currently underway. The Company has assumed it can offset most of the tariff impact through a combination of targeted pricing adjustments, supplier renegotiations and strategic sourcing shifts, if necessary. There remains uncertainty around the duration and scope of trade policy changes - all of which could affect product costs and gross margin in future quarters if mitigation efforts fall short.
Webcast and Conference Call Information:
The Company will host an investor conference call and webcast to review these financial results at 5:00pm ET / 2:00pm PT on the same day. The webcast can be accessed at https://investors.grove.co/. The conference call can be accessed by calling 877-413-7205. International callers may dial +1 201-689-8537. A replay of the call will be available until June 15, 2025 and can be accessed by dialing 877-660-6853 or 201-612-7415, access code: 13753488. The webcast will remain available on the Company’s investor relations website for 6 months following the webcast.
About Grove Collaborative Holdings, Inc.
Grove Collaborative Holdings, Inc. (NYSE: GROV) is the one-stop online destination for everyday essentials that create a healthier home and planet. Explore thousands of thoughtfully vetted products for every room and everyone in your home, including household cleaning, personal care, health and wellness, laundry, clean beauty, kitchen, pantry, kids, baby, pet care, and beyond. Everything Grove sells meets a higher standard — from health to sustainability and performance — so you get a great value without compromising your values. As a B Corp and Public Benefit Corporation, Grove goes beyond selling products: every order is carbon neutral, supports plastic waste cleanup initiatives, and lets you see and track the positive impact of your choices. Shopping with purpose starts at Grove.com.
Forward-Looking Statements
This press release contains "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements relating to momentum in the back half of the year; future mission-aligned growth; first quarter revenue being the lowest revenue quarter in 2025 and going forward; improved revenue through the second and third quarters, leading to slight year-over-year growth in the fourth quarter; full-year 2025 revenue declining approximately mid-single-digit to low double digit percentage points year-over-year; full-year 2025 Adjusted EBITDA being negative low single digit millions to positive low single digit millions; and assumptions and forecasts related to the eCommerce platform migration and tariffs and related mitigation efforts. The forward-looking statements contained in this press release are based on Grove’s current expectations and beliefs in light of the Company’s experience and perception of historical trends, current conditions and expected future developments and their potential effects on the Company as well as other factors believed to be appropriate under the circumstances. There can be no assurance that future developments affecting the Company will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the Company’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including potential disruptions relating to the eCommerce platform migration, changes in business, market, financial, political and legal conditions; legal and regulatory matters and developments; risks relating to the uncertainty of the projected financial information; Grove’s ability to successfully expand their business; competition; risks relating to tariffs, inflation and interest rates; effectiveness of the Company’s eCommerce platform and selling and marketing efforts; demand for Grove products and other brands that it sells and those factors discussed in documents filed, or to be filed, with the U.S. Securities and Exchange Commission.
Should one or more of these risks or uncertainties materialize, or should any assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. All forward-looking statements in this press release are made as of the date hereof, based on information available to Grove as of the date hereof, and Grove assumes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
Non-GAAP Financial Measures
Some of the financial information and data contained in this press release, such as Adjusted EBITDA and Adjusted EBITDA margin, have not been prepared in accordance with United States generally accepted accounting principles (“GAAP”). These non-GAAP financial measures, and other measures that are calculated using such non-GAAP measures, are an addition to, and not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP and should not be considered as an alternative to revenue, operating income, profit before tax, net income or any other performance measures derived in accordance with GAAP. Investors should not consider the non-GAAP financial measures in isolation from, or as a substitute for, GAAP measures. A reconciliation of historical Adjusted EBITDA to Net Income is provided in the tables at the end of this press release. Reconciliations of projected Adjusted EBITDA and projected Adjusted EBITDA Margin to the closest corresponding GAAP measures are not available without unreasonable effort on a forward-looking basis due to the high variability, complexity, and low visibility with respect to the charges excluded from these non-GAAP measures, such as the impact of depreciation and amortization of fixed assets, amortization of internal use software, the effects of net interest expense (income), other expense (income), and non-cash stock based compensation expense. Grove believes these non-GAAP measures of financial results, including on a forward-looking basis, provide useful information to management and investors regarding certain financial and business trends relating to Grove’s financial condition and results of operations. Grove’s management uses these non-GAAP measures for trend analyses and for budgeting and planning purposes. Grove believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating projected operating results and trends in and in comparing Grove’s financial measures with other similar companies, many of which present similar non-GAAP financial measures to investors. Management of Grove does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. There are a number of limitations related to the use of these non-GAAP measures. Other companies may calculate non-GAAP measures differently, or may use other measures to calculate their financial performance, and therefore Grove’s non-GAAP measures may not be directly comparable to similarly titled measures of other companies.
Grove calculates Adjusted EBITDA as net loss, adjusted to exclude: stock-based compensation expense; depreciation and amortization; changes in fair values of derivative liabilities; interest income; interest expense; restructuring and severance related costs; transaction related costs related to certain strategic merger & acquisition projects; provision for income taxes and certain litigation and legal settlement expenses. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by net revenue. Because Adjusted EBITDA excludes these elements that are otherwise included in the Company’s GAAP financial results, this measure has limitations when compared to net loss determined in accordance with GAAP. Further, Adjusted EBITDA is not necessarily comparable to similarly titled measures used by other companies. For these reasons, investors should not consider Adjusted EBITDA in isolation from, or as a substitute for, net loss determined in accordance with GAAP.
Investor Relations Contact
ir@grove.co
Media Relations Contact
Ryan.Zimmerman@grove.co
1 Grove defines plastic intensity as pounds of plastic used per $100 in revenue as a way to hold itself accountable for the pace at which it decouples revenue from the use of plastic. To calculate plastic intensity, Grove defines "plastic" as any of the following materials within both products and packaging: plastic resin codes #1-7 (from the ASTM International Resin Identification Coding System), inclusive of polyvinyl alcohol (PVA, PVOH, PVAl), silicone, bioplastics, and any plastic liners, coatings, and resins.

Grove Collaborative Holdings, Inc.
Consolidated Balance Sheets
(Unaudited)
(In thousands, except per share amounts)

	March 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$9,605	$19,627
Restricted cash, current	2,900	3,675
Inventory	22,039	19,351
Prepaid expenses and other current assets	3,609	2,288
Total current assets	38,153	44,941
Restricted cash, noncurrent	1,002	1,002
Property and equipment, net	3,885	3,677
Intangible assets, net	2,644	712
Operating lease right-of-use assets	12,025	12,532
Other long-term assets	2,129	2,146
Total assets	$59,838	$65,010
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$8,392	$6,800
Accrued expenses	8,813	11,546
Deferred revenue	5,820	6,340
Operating lease liabilities, current	1,992	1,636
Other current liabilities	793	742
Total current liabilities	25,810	27,064
Debt, noncurrent	7,500	7,500
Operating lease liabilities, noncurrent	12,274	12,949
Derivative liabilities	1,130	1,274
Total liabilities	46,714	48,787

Redeemable convertible preferred stock	24,772	24,772

Stockholders’ deficit:
Common stock	4	4
Additional paid-in capital	640,408	639,960
Accumulated deficit	(652,060)	(648,513)
Total stockholders’ deficit	(11,648)	(8,549)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$59,838	$65,010

Grove Collaborative Holdings, Inc.
Consolidated Statements of Operations
(Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2025	2024
Revenue, net	$43,547	$53,545
Cost of goods sold	20,483	23,805
Gross profit	23,064	29,740

Operating expenses:
Advertising	2,807	2,053
Product development	1,779	3,626
Selling, general and administrative	21,986	24,594
Operating loss	(3,508)	(533)

Non-operating expenses (income):
Interest expense	346	4,129
Changes in fair value of derivative liabilities	(144)	(198)
Other income, net	(172)	(1,083)
Total non-operating expenses (income), net	30	2,848
Loss before provision for income taxes	(3,538)	(3,381)
Provision for income taxes	9	10
Net loss	$(3,547)	$(3,391)
Less: Accumulated dividends on redeemable convertible preferred stock	(375)	(150)
Net loss attributable to common stockholders, basic and diluted	$(3,922)	$(3,541)
Net loss per share attributable to common stockholders, basic and diluted	$(0.10)	$(0.10)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	38,209,966	36,262,917

Grove Collaborative Holdings, Inc.
Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three Months Ended March 31,
	2025	2024
Cash Flows from Operating Activities
Net loss	$(3,547)	$(3,391)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain on lease modification	—	(3,139)
Stock-based compensation expense	969	3,113
Depreciation and amortization	378	2,201
Changes in fair value of derivative liabilities	(144)	(198)
Non-cash interest expense	139	961
Inventory write-down	(107)	(505)
Changes in operating assets and liabilities:
Inventory	(536)	(2,170)
Prepaids and other assets	(61)	(14)
Accounts payable	(816)	125
Accrued expenses	(2,733)	(4,082)
Deferred revenue	(520)	(585)
Operating lease right-of-use assets and liabilities	188	(4,872)
Other liabilities	(82)	176
Net cash used in operating activities	(6,872)	(12,380)

Cash Flows from Investing Activities
Cash paid for acquisitions	(2,848)	—
Purchase of property and equipment	(541)	(518)
Net cash used in investing activities	(3,389)	(518)

Cash Flows from Financing Activities
Payment of preferred stock issuance costs	(15)	—
Payments related to stock-based award activities, net	(521)	(381)
Net cash used in financing activities	(536)	(381)

Net decrease in cash, cash equivalents and restricted cash	(10,797)	(13,279)
Cash, cash equivalents and restricted cash at beginning of period	24,304	94,863
Cash, cash equivalents and restricted cash at end of period	$13,507	$81,584

Grove Collaborative Holdings, Inc.
Non-GAAP Financial Measures
(Unaudited)
(In thousands, except percentages)

	Three Months Ended March 31,
	2025	2024

Reconciliation of Net Loss to Adjusted EBITDA	(in thousands, except percentages)
Net loss	$(3,547)	$(3,391)
Stock-based compensation	969	3,113
Depreciation and amortization	378	2,201
Changes in fair value of derivative liabilities	(144)	(198)
Interest income	(172)	(1,086)
Interest expense	346	4,129
Restructuring and severance related costs	—	(2,885)
Transaction related costs	563	—
Provision for income taxes	9	10
Total Adjusted EBITDA	$(1,598)	$1,893
Net loss margin	(8.1)%	(6.3)%
Adjusted EBITDA margin (loss)	(3.7)%	3.5%

Source: Grove Collaborative Holdings, Inc.